UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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Marriott International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2023 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 12, 2023

This supplemental information is being provided to stockholders in addition to Marriott International, Inc.’s proxy statement dated March 28, 2023, which was previously made available to you. Please read the complete proxy statement and accompanying materials carefully before you make a voting decision. Even if voting instructions for your proxy have already been given, you can change your vote at any time before the proxy is exercised at the Annual Meeting by giving new voting instructions as described in more detail in the proxy statement.

Dear Marriott International, Inc. Stockholder:

The 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Marriott International, Inc. (“Marriott” or the “Company”) will be held on Friday, May 12, 2023 at 8:30 a.m. Eastern Time, virtually, via a live webcast accessible on the Internet at www.virtualshareholdermeeting.com/MAR2023. We are writing to ask for your support for Item 5, Approval of the 2023 Marriott International, Inc. Stock and Cash Incentive Plan (the “2023 Plan”), to be voted on at the Annual Meeting. As noted in the proxy statement, our Board of Directors recommended that you cast your vote FOR Item 5.

Although one proxy advisory firm, Glass Lewis, has recommended a vote FOR Item 5, we are aware that another proxy advisory firm, Institutional Shareholder Services (“ISS”), has come to a different conclusion. We believe this is because the ISS report assumes that all shares of Class A common stock of the Company (“Shares”) remaining available for grant as of December 31, 2022 under the Predecessor Plans, as defined in Exhibit B to the proxy statement, have been or may be granted between December 31, 2022 and the May 12, 2023 effective date of the 2023 Plan (the “Effective Date”), if the 2023 Plan is approved by our stockholders at the Annual Meeting. It was not, and is not, the Company’s intent to grant those shares prior to the Effective Date.

As of April 28, 2023:

•	a total of 304,752,627 Shares were outstanding,

•	a total of 10,628,935 Shares remained available for future awards under the Starwood Hotels & Resorts Worldwide, Inc. 2013 Long-Term Incentive Compensation Plan (the “2013 LTIP”),

•	a total of 7,232,452 Shares remained available for future awards under the Marriott International, Inc. Stock and Cash Incentive Plan effective January 1, 2008, as amended (the “2008 Plan”),

•	no Shares remained available for future awards under any other Predecessor Plan,

•

4,000,000 Shares remained available under the Company’s Employee Stock Purchase Plan, which is intended to qualify as an employee stock purchase plan under Section 423 of the Internal Revenue Code and allows employees to purchase Shares at a discount, and

•	the following equity awards were outstanding under the Predecessor Plans:

Full-Value Awards Outstanding	Appreciation Awards Outstanding (Options & SARs)	Weighted Average Exercise Price of Appreciation Awards	Weighted Average Remaining Term of Appreciation Awards
3,826,862 (1)	1,366,777	$128.47	6.3 years

(1)

Consists of outstanding restricted stock units (RSUs), performance share units (PSUs), deferred stock bonuses and non-employee director deferred share awards. Includes 288,905 Shares subject to unearned PSUs (assuming target performance) that will vest and become issuable upon the attainment of the designated performance objectives. As of April 28, 2023, no unsettled earned PSUs were outstanding.

As noted in the proxy statement, the maximum number of Shares authorized for issuance under the 2023 Plan is (a) 11,750,000 shares plus (b) the number of Shares subject to any award outstanding under the 2008 Plan, the 2013 LTIP or any of the Company’s other Predecessor Plans as of the Effective Date that, after the Effective Date, are not issued because such award is settled in cash or is forfeited, canceled, terminates, expires or otherwise lapses without being exercised.

The Company confirms that no Shares have been granted under any Predecessor Plan on or after April 28, 2023 and that no Shares will be granted under any Predecessor Plan through the date of the Annual Meeting. In addition, no future awards will be granted under any Predecessor Plan if the 2023 Plan is approved. Thus, if the 2023 Plan is approved, the remaining Share reserves under the Predecessor Plans will no longer be available for future grant and should not be considered in calculating the Company’s shareholder value transfer (“SVT”), the dilutive effect of the Company’s equity compensation plans, or the anticipated duration of the requested Share reserve under the 2023 Plan.

For the reasons above, and those articulated in our proxy statement, we urge you to vote FOR Item 5 ahead of the Annual Meeting.